Exhibit 23.6

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

Toronto Montréal Calgary Ottawa Vancouver New York	February 22, 2017	Timothy Hughes Direct Dial: 416.862.6573 Thughes@osler.com Our Matter Number: 1164347

The Bank of Nova Scotia
44 King Street West
Scotia Plaza, 8th Floor
Toronto, ON
M5H 1H1

Re:  The Bank of Nova Scotia – Senior Notes

Ladies and Gentlemen:

The Bank of Nova Scotia, a bank organized under the laws of Canada (the “Bank”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3, registration number 333-215597, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Bank’s senior debt securities (the “Securities”), to be issued from time to time pursuant to the Indenture, dated January 22, 2010, by and among the Bank, Computershare Trust Company, N.A., as U.S. trustee, and Computershare Trust Company of Canada, as Canadian trustee.

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity in any prospectus supplement, product prospectus supplement, pricing supplement or free writing prospectus relating to the offer and sale of any particular Security or Securities prepared and filed by the Bank with the Commission on this date or a future date.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP
Osler, Hoskin & Harcourt LLP
TH:tc